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                                                                    Exhibit 23.2


The accompanying consolidated financial statements include the effects of a reverse stock split of the Company's common stock approved by the Company's Board of Directors and stockholders which will become effective prior to the closing of this offering. The following consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of the reverse stock split, which is described in Note 15 of the notes to the consolidated financial statements, and assuming that, from March 17, 2004 to the date of such reverse stock split, no other events have occurred that would affect the accompanying consolidated financial statements and notes thereto.


"INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-113727 of Critical Therapeutics, Inc. of our report dated March 17, 2004, except for Note 15 as to which the date is May , 2004, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


Boston, Massachusetts
              , 2004"



/s/ Deloitte & Touche LLP

Boston, Massachusetts
May 7, 2004